Exhibit 99.5
February 13, 2009
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108

Attention:	Mr. Ron Marshall, President and Chief Executive Officer
Dear Ron:
          Reference is made to the letter agreement among Borders Group, Inc. (“Borders”) and Mr. Richard T. McGuire, III (on behalf of himself, Pershing Square Capital Management, L.P. (“PSCM”) and the investment funds that PSCM advises (collectively, “Pershing Square”)), dated January 17, 2008 (the “Letter Agreement”).
          In light of Mr. Richard T. McGuire, III no longer being an employee of Pershing Square and no longer being entitled to share with Pershing Square material nonpublic information about Borders he receives as a Borders director, the undersigned hereby agree that the Letter Agreement is terminated as of the date hereof and no party shall have any continuing right or obligation thereunder; provided that the confidentiality provisions set forth in the Letter Agreement shall continue to apply to any information exchanged between the parties subject to such provisions prior to the date hereof.
[signatures on following page]

Borders Group, Inc.
February 13, 2009

Very truly yours,

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By: PS Management GP, LLC, its General Partner

By: Name:	/s/ William A. Ackman William A. Ackman
Title:	Managing Member
Agreed to and accepted this
  13th day of February, 2009
BORDERS GROUP, INC.

By: Name:	/s/ Mark Bierley Mark Bierley
Title:	Executive Vice President and Chief Financial Officer
Agreed to and accepted this
  13th day of February, 2009
RICHARD T. MCGUIRE, III

/s/ Richard T. McGuire, III Name: Richard T. McGuire, III